EXHIBIT 99.1

                 Atrion Reports Third Quarter Results

                     Diluted EPS Increased by 20%

    ALLEN, Texas--(BUSINESS WIRE)--Nov. 6, 2006--Atrion Corporation (Nasdaq/NM:ATRI) announced today that for the third quarter of 2006 diluted earnings per share were up 20% compared to the results of the third quarter of 2005. Revenues in the third quarter increased by 5% from the same prior-year period.

    Commenting on the Company's results, Emile A. Battat, Chairman and CEO, said, "We are very pleased that the efforts of the last two years to plan, construct, and relocate our Florida operations were successfully accomplished. We are gratified that the three-month staged transition of our manufacturing operations was completed as planned. We are delighted with our new world-class facility, and look forward to taking advantage of the opportunities to enhance quality, increase efficiency, automate assembly processes, and expand capacity."

    Mr. Battat added, "During the third quarter we expensed the cost of the move and certain equipment and supplies relating to the move. In addition, beginning in September we began depreciating the new facility, and expensing the related interest and higher utility costs. These charges and expenses, the majority of which were one-time items, adversely impacted our pretax income from continuing operations by approximately $400,000. Including these expenses, our pretax income for the quarter was essentially unchanged compared with that of the same period last year. Without these expenses, our pretax income from continuing operations for the quarter would have been 14% higher than in the same period last year. We anticipate that higher charges for depreciation, property tax and utilities associated with our new facility will add about $1.0 million to operating expenses annually as compared to operating costs, including rent, at the old facility. In addition, our interest expense over at least the next four quarters will be higher than in the comparable quarters in the one-year period ended September 30, 2006 as a result of increased borrowings under our line of credit to partially fund the cost of the new facility. By the end of next year, we anticipate that growth in income from increased revenues will more than make up for these additional costs, leading to significant contributions to the bottom line in 2008 and subsequent years."

    Comparing other results for the third quarter of 2006 to the third quarter of 2005, Mr. Battat added, "Revenues from fluid delivery and cardiovascular products, which represent a growing majority of our total sales, were up 15%. On the other hand, revenues from ophthalmic products were down 14% reflecting the slow recovery experienced by certain customers in the sale of their specific products and related kitting business. We anticipate that revenues from this line of products will return to normal levels in the fourth quarter of this year." Mr. Battat further stated that: "a recent review of our R&D tax credits for 2005 and prior-year tax returns showed that we were entitled to higher credits than we had claimed. Primarily as a result of this adjustment, our tax rate for the quarter fell to 14% from 28% in the third quarter of 2005. Assuming that Congress extends the provisions for R&D tax credits, our tax rate for the fourth quarter is anticipated to approximate 26% compared to 29% in the same period last year."

    Atrion's revenues for the quarter ended September 30, 2006 were $19,290,000 compared with $18,338,000 for the same period in 2005. On a diluted per share basis, net income for the period increased to $1.38 as compared to $1.15 in the same quarter of last year.

    Revenues for the first nine months of 2006 increased 8% to $59,641,000 from $55,085,000 for the same period in 2005. Net income for the first nine months of 2006 was $3.99 per diluted share versus $3.56 in 2005, a 12% increase, with gains from discontinued operations of $.08 per share in 2006 and $.09 in 2005.

    Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

    The statements in this press release that are forward-looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the increase in annual operating expenses, the increase in interest expense, increased revenues in the future, growth in income from increased revenues offsetting additional cost from the new facility and leading to significant contributions to net income in 2008 and subsequent years, revenues from ophthalmic products returning to normal levels in the fourth quarter of 2006 and the Company's tax rate for the fourth quarter of 2006. Words such as "expects," "believes," "anticipates," "intends," "will," and "should" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

                          ATRION CORPORATION
             UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except per share data)

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                 ------------------- -----------------
                                   2006      2005     2006     2005
                                 ---------- -------- -------- --------
Revenues                           $19,290  $18,338  $59,641  $55,085
Cost of goods sold                  11,803   11,377   36,033   33,297
                                 ---------- -------- -------- --------
Gross profit                         7,487    6,961   23,608   21,788
Operating expenses                   4,301    3,850   13,244   12,127
                                 ---------- -------- -------- --------
Operating income                     3,186    3,111   10,364    9,661

Interest expense, net                  (53)     (11)     (32)     (29)
Other income/(expense), net             (4)       2      (26)      10
                                 ---------- -------- -------- --------
Income from continuing operations
 before provision for income
 taxes                               3,129    3,102   10,306    9,642
Income tax provision                  (433)    (861)  (2,685)  (2,999)
                                 ---------- -------- -------- --------
Income from continuing operations    2,696    2,241    7,621    6,643
Gain on disposal of discontinued
 operations                             --       --      165      165
                                 ---------- -------- -------- --------
    Net income                      $2,696   $2,241   $7,786   $6,808
                                 ========== ======== ======== ========

Income per basic share:
  Income from continuing
   operations                        $1.45    $1.23    $4.13    $3.73
  Gain on disposal of
   discontinued operations              --       --      .09      .09
                                 ---------- -------- -------- --------
    Net income per basic share       $1.45    $1.23    $4.22    $3.82
                                 ========== ======== ======== ========

Weighted average basic shares
 outstanding                         1,858    1,829    1,846    1,781
                                 ========== ======== ======== ========

Income per diluted share:
  Income from continuing
   operations                        $1.38    $1.15    $3.91    $3.47
  Gain on disposal of
   discontinued operations              --       --      .08      .09
                                 ---------- -------- -------- --------
    Net income per diluted share     $1.38    $1.15    $3.99    $3.56
                                 ========== ======== ======== ========

Weighted average diluted shares
 outstanding                         1,960    1,953    1,951    1,915
                                 ========== ======== ======== ========

                          ATRION CORPORATION
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                                   Sept. 30,  Dec. 31,
ASSETS                                               2006      2005
                                                  ----------- --------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                             $234     $525
  Accounts receivable                                  9,541    8,291
  Inventories                                         18,278   17,705
  Prepaid expenses                                     1,053      832
  Deferred income taxes                                  620      620
                                                  ----------- --------
    Total Current Assets                              29,726   27,973
Property, plant and equipment, net                    50,493   35,254
Other assets                                          15,102   15,243
                                                  ----------- --------

                                                     $95,321  $78,470
                                                  =========== ========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                  8,808    8,226
  Line of credit                                      11,647    2,529
  Other non-current liabilities                        6,030    5,820
  Stockholders' equity                                68,836   61,895
                                                  ----------- --------

                                                     $95,321  $78,470
                                                  =========== ========

    CONTACT: Atrion Corporation
             Jeffery Strickland, 972-390-9800
             Vice President and Chief Financial Officer